EXHIBIT 10.1

EXECUTION VERSION

FIRST AMENDMENT TO THE

ADVISORY SERVICES AGREEMENT

This First Amendment to the Advisory Services Agreement (this “First Amendment”) is made and entered into effective July 1, 2011 by and among Universal City Development Partners, Ltd., a Florida limited partnership (the “Company”), Universal City Studios Productions LLLP, a Delaware limited liability partnership, as successor in interest to Vivendi Universal Entertainment LLLP (“Universal”), and Blackstone Management Partners L.P., a Delaware limited partnership (“Blackstone”).

RECITALS

A. The Company, Universal and Blackstone entered into the Advisory Services Agreement dated as of July 2002 but effective as of January 1, 2002 (the “Advisory Services Agreement”) pursuant to which Blackstone and Universal agreed to provide certain services to the Company as set forth therein. Capitalized terms used in this First Amendment but not defined herein shall have the meanings given to them in the Advisory Services Agreement.

B. Upon the consummation of the transactions contemplated by the Purchase Agreement dated June 6, 2011, as amended July 1, 2011 (as amended, the “Purchase Agreement”), by and among Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore Capital LLC, Blackstone Family Media III LLC (collectively, the “Blackstone Partners”), Parks Holdings Acquisition LLC, Parks Holdings Acquisition Sub LLC (together with Parks Holdings Acquisition LLC, the “Purchasers”), Universal Studios Company LLC and Universal City Property Management II LLC, Blackstone will transfer its Interests (as defined in the Purchase Agreement) to the Purchasers.

C. Pursuant to Section 8.06(d) of the Purchase Agreement, the parties thereto have agreed to terminate all rights and obligations of Blackstone under the Advisory Services Agreement effective as of the Closing (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the following terms and conditions, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Section 1 is hereby deleted and replaced in its entirety with the following:

Appointment. The Company hereby appoints Universal to render the advisory and consulting services described in Section 2 hereof for the term of this Agreement.

2.	Section 2 is hereby deleted and replaced in its entirety with the following:

Services. Universal hereby agrees that during the term of this Agreement it shall render to the Company, by and through itself, its affiliates, and its respective officers, members, employees and representatives as Universal in its sole discretion shall designate from time to time, advisory and consulting services in relation to the affairs of the Company in connection with ongoing strategic and operational oversight of the

Company, including, without limitation, (i) advice in designing financing structures and advice regarding relationships with the Company’s lenders and bankers; (ii) advice regarding the structure and timing of public and private offerings of debt and equity securities of the Company; (iii) advice regarding property dispositions or acquisitions; and (iv) such other advice directly related or ancillary to the above financial advisory services as may be reasonably requested by the Company. It is expressly agreed that the services to be performed hereunder shall not include investment banking or other financial advisory services rendered by Universal or its affiliates to the Company in connection with any specific acquisition, divestiture, refinancing or recapitalization by the Company. Universal may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of the Company and Universal.

3.	Section 3 is hereby deleted and replaced in its entirety with the following:

Fees. In consideration of the services contemplated by Section 2, for the term of this Agreement, the Company and its successors agree to pay to Universal an annual advisory fee of $1,250,000 (the “Advisory Fee”) which will be paid on or about January 1. The Advisory Fee shall be prorated for the first and last year of this Agreement. The Advisory Fee payable to Universal under this Agreement is supplemental to, and not in place or lieu of, the Special Fee (as defined in Section 20 of the Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd. as amended by the First Amendment to the Amended and Restated Limited Partnership Agreement dated May 25, 2007, the Second Amendment to the Amended and Restated Limited Partnership Agreement dated November 7, 2007 and the Third Amendment to the Amended and Restated Limited Partnership Agreement dated October 18, 2009 (collectively, the “Partnership Agreement”)) payable pursuant to Section 20 of the Partnership Agreement. The Special Fee shall, to the extent payable under Section 20 of the Partnership Agreement, be fully paid before any payment of the Advisory Fee to Universal.

4.	Section 5 is hereby deleted and replaced in its entirety with the following:

Accuracy of Information. The Company shall furnish or cause to be furnished to Universal such information as Universal believes appropriate to its respective assignment (all such information so furnished being the “Information”).

5.	The second sentence of Section 6 is hereby deleted and replaced in its entirety with the following:

The Term shall be automatically extended for successive one-year periods unless Universal or the Company provides the other party with written notice at least 60 days prior to any extension date that it desires to terminate the Agreement.

6.	Section 7 is hereby deleted and replaced in its entirety with the following:

Permissible Activities. Subject to applicable law, the terms of each of the Partnership Agreement of the Company, the Third Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. I, and the Third Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. II, nothing herein shall in any way preclude Universal, its affiliates or partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents or representatives from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company.

7.	The notice address for Blackstone in Section 9(b) is hereby deleted in its entirety.

8.	The notice address for Universal in Section 9(b) is hereby deleted and replaced in its entirety with the following:

If to Universal:	Universal City Studios Productions LLLP
100 Universal City Plaza, Building 1280-14
Universal City, California 91608
	Attention:	Executive Vice President and General Counsel
Universal City Studios LLC
	Facsimile:	818-866-0229
	Email:	Maren.Christensen@nbcuni.com

With a copy to:

Universal Parks & Resorts
1000 Universal Studios Plaza
Orlando, FL 32819
	Attention:	Senior Vice President, Legal and Business Affairs
	Facsimile:	407-224-7704
	Email:	Cathy.Roth@universalorlando.com

9.	The word “Blackstone,” in the second sentence of Section 9(d) is hereby deleted.

10.	Except as otherwise set forth in this First Amendment, the Advisory Services Agreement shall remain unmodified and in full force and effect.

11.	Each reference herein to a party hereto shall be deemed to include its successors and assigns, all of whom shall be bound by this First Amendment and in whose favor the provisions of this First Amendment shall inure. In case any one or more of the provisions contained in this First Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

12.	The parties hereto agree to execute all such other documents and instruments and to do such other and further things as may be necessary or desirable for the execution and implementation of this First Amendment and the consummation of the transactions contemplated hereby and thereby.

13.	This First Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any principles or rules of conflicts of law that would cause the application of another law.

14.	WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS PURSUANT HERETO.

15.	This First Amendment may be executed in any number of multiple counterparts, all of which will constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Company, Universal and Blackstone have caused this First Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

By:	/s/ Tracey Stockwell
Name: Title:	Tracey Stockwell Chief Financial Officer

UNIVERSAL CITY STUDIOS PRODUCTIONS LLLP

By:	/s/ Robert S. Pick
Name: Title:	Robert S. Pick Senior Vice President

BLACKSTONE MANAGEMENT PARTNERS L.P.

By: Blackstone Management Partners L.L.C.

By:	/s/ Michael Chae
Name:	Michael Chae
Title:	Sr. Managing Director

First Amendment To The Advisory Services Agreement